Exhibit 99.1

For immediate release	CONTACT: PAUL VITEK, CFO
(972)401-0090

Release #06-09
CARBO CERAMICS INC. ANNOUNCES EXECUTIVE CHANGES;
NEW HOUSTON OFFICE CONSTRUCTION
Irving, Texas (June 1, 2006) — CARBO Ceramics Inc. (NYSE: CRR), the world’s leading manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells and the leading supplier of fracture and reservoir diagnostic services, today announced that it has named Chris Wright as Vice President, Business Development and has named Kevin Fisher as President of the company’s wholly-owned subsidiary, Pinnacle Technologies, Inc.
In his new role, Mr. Wright will be responsible for sales, marketing and business development activities for the company’s global proppant and fracture and reservoir diagnostics businesses. Mr. Wright had previously served as President of Pinnacle Technologies since founding that company in 1992. Prior to his appointment as President of Pinnacle Technologies, Mr. Fisher served as Vice President of Business Development for that business since 2000.
The company also announced that it has broken ground on a new facility in Houston, Texas. This facility will serve as the new headquarters of Pinnacle Technologies and will also serve as headquarters for the sales operations of CARBO Ceramics’ proppant business. The facility, which is located on Beltway 8 near West Road, is expected to be completed prior to the end of this year and will initially house approximately 70 employees.
Gary Kolstad, President and CEO of CARBO Ceramics, stated, “Chris Wright’s considerable experience with Pinnacle Technologies and his knowledge of the market for fracturing services will allow us to accelerate our efforts to develop synergies between our product and service offerings. Kevin Fisher has over twenty years of experience in the oilfield service industry and has been a key part of the management team responsible for the growth of Pinnacle Technologies for the past six years. We are confident he will provide outstanding leadership to this business going forward. Finally, the combination of our product and service sales teams in a single new facility in Houston will improve the flow of information and the cooperative interaction between these two key groups to better serve our customers and clients.”
About CARBO Ceramics Inc.
CARBO Ceramics Inc. (http://www.carboceramics.com) is the world’s largest producer and supplier of ceramic proppant for use in the hydraulic fracturing of natural gas and oil wells. In addition, the company is the largest provider of fracture and reservoir diagnostic services through its subsidiary, Pinnacle Technologies, Inc.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.